Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Announces First Quarter 2014 Financial Results

Achieved record bookings of 136 MW; Increased 2014 Guidance to 500-550 MW Deployed and Established 2015 Guidance of 900-1,000 MW Deployed

SAN MATEO, Calif., May 7, 2014—SolarCity (Nasdaq: SCTY), a leading provider of distributed clean energy, today announced financial results for the first fiscal quarter ended March 31, 2014.

In the first quarter of 2014, SolarCity achieved the high-end of guidance for both megawatts (MW) deployed and Operating Lease and Solar Energy Systems Incentive Revenue, and set a new quarterly record with 136 MW Booked. We added 17,664 customers—the largest quarterly gain in our history—to end Q1 2014 with over 110,000 customers and remain firmly on track to meet our one million customer target by mid-2018.

With growing confidence in the outlook for both demand and the scaling of our operations, bolstered by the launch of our service into our 15th state—Nevada—we are increasing our 2014 guidance to 500-550 MW Deployed from previous guidance of 475-525 MW, and establishing initial guidance for 2015 MW Deployed of between 900 MW and 1 gigawatt (GW). At the midpoint of guidance, we estimate we would exit next year with more than 2 GW of cumulative MW deployed and annualized electricity production of more approximately 2.8 terawatt-hours (TWh). This would put us on a path to fulfill our goal to become one of the largest suppliers of electricity in the United States.

Q1 2014 Operating Highlights

We made substantial progress in the build out of our platform to deliver cleaner and cheaper distributed energy in the first quarter of 2014. Key operating and development highlights of the quarter include:

•	MW Deployed of 82 MW as residential MWs Deployed grew 107% year-over-year to 67 MW. Total cumulative MWs Deployed reached 649 MW as of March 31, 2014.

•	MW Booked totaled 136 MW, up 34% as compared to Q4 2013.

•	Cumulative Energy Contracts increased to 100,609, up 97% since the end of the first quarter of 2013 (and 21% since the end of 2013).

•	Cumulative Customers grew to 110,662, up 84% since the end of the first quarter of 2013 (and 19% since the end of 2013).

Estimated Nominal Contracted Payments and Retained Value

Due to the long-term nature of our operating lease contracts typically 20-years terms and the related GAAP accounting for such contracts, we rely upon the following operating metrics to manage our business and believe these metrics are a better representation of our new sales activity and business outlook:

•	Estimated Nominal Contracted Payments Remaining increased to $2,501 million at March 31, 2014, up 97% year-over-year and 21% since the end of the 2013.

•	Retained Value forecast increased to $1,291 million, equating to retained value per watt forecast of $1.56/W, at March 31, 2014.

Q1 2014 GAAP Operating Income Statement

For the first quarter of 2014, Operating Leases and Solar Energy Systems Incentives Revenue was $29.1 million, up 93% from $15.1 million in the first quarter of 2013, owing largely to an increase in cumulative operating lease MW Deployed. Total revenue for the first quarter increased 112% as compared to the year-ago period to $63.5 million.

Operating Leases and Solar Energy Systems Incentives Gross Margin was 45%, within guidance of 40%-50%. Non-cash amortization of intangibles of $1 million impacted Operating Leases and Solar Energy Systems Incentives Gross Margin by ~3%. Consolidated Gross Profit Margin was 23%.

Total Operating Expenses were $81.8 million for the first quarter of 2014, rising 139% from $34.3 million in the first quarter of 2013. Expressed as a ratio of MW booked, operating expenses declined year-over-year and sequentially to $0.60/W. Operating expenses in the first quarter of 2014 exceeded guidance of $70-75 million largely owing to an accelerated ramp in sales headcount throughout the quarter as well as higher than forecast stock compensation expense. Excluding non-cash amortization of intangibles and stock compensation expense, operating expenses were $66.9 million.

Loss from Operations in the first quarter of 2014 was $67.0 million as compared to $26.7 million in the first quarter of 2013.

GAAP net loss attributable to stockholders per diluted share was ($0.26).

Non-GAAP Earnings per Share [EPS] Before Noncontrolling Interests

While GAAP EPS is based upon net income (loss) attributable to common stockholders, we also report non-GAAP EPS based upon net income (loss). The only difference between GAAP EPS and non-GAAP EPS is the sole line item net income (loss) attributable to non-controlling interests and redeemable noncontrolling interests.

Under GAAP accounting, we report net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests to reflect our joint venture fund investors’ allocable share in the results of these joint venture financing funds. Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests is calculated based primarily on the hypothetical liquidation at book value, or HLBV method, which assumes that the joint venture funds are liquidated at the reporting date, even though liquidation may or may not ever occur. Additionally the returns that will be allocated to the investors over the expected terms of the funds may differ significantly from the amounts calculated under the HLBV method. Accordingly, we also report non-GAAP EPS based on earnings before net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests per share, which we view as a better measure of our operating performance.

According to this definition, non-GAAP earnings before noncontrolling interests and redeemable noncontrolling interests per share was ($0.82).

See below for a reconciliation of GAAP EPS to non-GAAP EPS.

Q1 2014 GAAP Cash Flows and Financing and Investing Details

With each new Energy Contract, SolarCity creates a recurring, predictable cash flow stream. Our financial strategy is to maximize retained value for shareholders by covering Investing Activities with cash generated from Operating and Financing Activities.

Investing Activities are primarily comprised of the capital investment in distributed generation solar energy systems under long-term Energy Contracts with customers, while Financing Activities represent the funding of solar energy systems investments through investor partners and lenders. Key highlights of SolarCity’s Investing and Financing Activities include:

•	Investments in Solar Energy Systems, Leased and to Be Leased, of $187.4 million in Q1 2014

•	Undeployed Tax Equity Financing Capacity of 234 MW as of May 7, 2014

For the first quarter ended March 31, 2014, net cash used in Operating Activities was $23.3 million, while net cash used in Investing Activities was $192.6 million and net cash provided by Financing Activities (before equity and convertible notes issuances) was $153.2 million.

Defined as Operating Cash Flows plus Financing Cash Flows net of Investing Cash Flows (excluding equity and convertible note issuances), net cash flow was ($62.7 million) in the quarter ended March 31, 2014. As of March 31, 2014, Cash and cash equivalents totaled $519.6 million.

Condensed Statement of Cash Flows

$ in thousands	Three months ended:
Net Cash (Used In) Provided By:	Mar. 31, 2013	Dec. 31, 2013	Mar. 31, 2014
Operating activities	$1,508	$13,865	$(23,308)
Investing activities	$(133,186)	$(234,912)	$(192,574)
Financing activities (before equity/convertible notes issuances)	$98,378	$262,410	$153,220

Net cash (used) provided before equity/convertible notes issuance	$(33,300)	$41,363	$(62,662)
Net cash provided by equity/convertible notes issuance	$514	$402,731	$5,133
Net (decrease) increase in cash and cash equivalents	$(32,786)	$444,094	$(57,529)

Guidance for Q2 2014 and the Full Years 2014 and 2015

Based on current trends in demand and operations, we have increased our confidence in our outlook for the year and in turn increase our 2014 guidance to 500 MW – 550 MW Deployed from prior guidance of between 475 MW and 525 MW Deployed. We continue to expect to generate positive cash flow for the full year 2014.

For 2015, we are establishing guidance of 900–1,000 MW Deployed, representing growth of 81% year-over-year at the midpoint.

For Q2 2014, we expect MW deployed of between 105 MW – 110 MW, up 103% year-over-year at the midpoint of both 2014 and 2015 guidance.

For Q2 2014, we also expect:

•	GAAP Operating Lease and Solar Energy Systems Incentive Revenue: $39 million - $43 million

•	GAAP Solar Energy Systems Sale Revenue: $17 million - $21 million

•	GAAP Operating Lease and Solar Energy Systems Incentive Gross Margin: 50%-55% (including the impact of $2 million in amortization of intangibles)

•	GAAP Operating Expenses: $100 million - $110 million (including $3 million in amortization of intangibles)

•	Non-GAAP EPS (before Income (Loss) Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests): ($0.90)-($1.00)

Earnings Conference Call

We will hold a conference call today at 5:00 pm Eastern Daylight Time to discuss our first quarter 2014 financial results and 2014-2015 outlook. A live webcast of the call may be accessed over the Internet at the “Events and Presentations” link of the Investor Relations section of our website at http://investors.solarcity.com/events.cfm.

Participants should follow the instructions provided on the website to download and install the necessary audio applications in advance of the call. In addition, the earnings presentation slides will be available on our Investor Relations site by 5:00 pm Eastern Daylight Time. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13580660. The replay will be available until May 14, 2014.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. We are disrupting the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. We offer solar power, energy efficiency and electric vehicle services, and make clean energy easy by taking care of everything from design and permitting to monitoring and maintenance. We currently serve 15 states and sign a new customer every three minutes. Visit us online at www.solarcity.com and follow us on Facebook & Twitter.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s customer and market growth opportunities; the deployment of megawatts including estimated Q2, full-year 2014, and full-year 2015 megawatt deployment; GAAP revenue, gross margin, operating expenses and non-GAAP EPS for Q2 2014; estimated nominal contracted payments remaining; forecasted retained value per watt under energy contracts; the amount of megawatts that can be deployed based on committed available financing; estimated annualized electricity production for 2014 and 2015; our ability to generate positive cash flow for 2014; and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. As of the date hereof, we have bookings and financing for only a portion of the orders needed to achieve our megawatt projections and therefore expect the megawatts we need to deploy to meet our projections to be sourced in part from new deployments of solar systems not currently under contract. In order to meet our projections, we will need to expand our workforce, increase our installation efficiency and exceed our existing bookings rate relative to what we have achieved to date. Additional key risks and uncertainties include the level of demand for our solar energy systems, the availability of a sufficient, timely, and cost-effective supply of solar panels and balance of system components, the effects of future tariffs and other trade barriers, changes in federal tax treatment, the effect of electric utility industry regulations, net metering and related policies, the availability and amount of rebates, tax credits and other financial incentives, the availability and amount of financing from fund investors, the retail price of utility-generated electricity or the availability of alternative energy sources, risks associated with SolarCity’s rapid growth, risks that consumers who have executed energy contracts included in reported nominal contracted payments remaining and backlog may seek to cancel those contracts, assumptions as to retained value under energy contracts and contract renewal rates and terms, including applicable net present values, performance-based incentives, and other rebates, credits and expenses, SolarCity’s limited operating history, particularly as a new public company, changes in strategic planning decisions by management or reallocation of internal resources, completion of preparation of financial statements and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, which identifies certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SolarCity Corporation

Condensed Consolidated Balance Sheets

(In Thousands)	December 31, 2013	March 31, 2014
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$577,080	$519,551
Restricted cash	19,182	6,372
Accounts receivable, net	23,011	25,871
Rebates receivable	20,131	23,400
Inventories	111,394	106,348
Deferred income tax asset	9,845	10,430
Prepaid expenses and other current assets	27,020	35,134

Total current assets	787,663	727,106

Restricted cash	301	301
Solar energy systems, leased and to be leased – net	1,682,521	1,858,774
Property and equipment – net	22,407	26,847
Goodwill and intangible assets – net	278,169	272,158
Other assets	38,473	42,756

Total assets	$2,809,534	$2,927,942

Liabilities and equity
Current liabilities:
Accounts payable	121,556	98,876
Distributions payable to noncontrolling interests	20,390	18,597
Current portion of deferred U.S. Treasury grants income	15,340	15,328
Accrued and other current liabilities	72,157	70,354
Customer deposits	8,828	5,598
Current portion of deferred revenue	59,899	71,444
Current portion of long-term debt	7,422	13,508
Current portion of solar asset-backed notes	3,155	3,155
Current portion of lease pass-through financing obligation	29,041	31,266
Current portion of sale leaseback financing obligation	418	425

Total current liabilities	338,206	328,551

Deferred revenue, net of current portion	410,161	457,053
Long-term debt, net of current portion	238,612	286,839
Convertible senior notes	230,000	230,000
Solar asset-backed notes, net of current portion	49,780	49,109
Long-term deferred tax liability	9,238	9,827
Lease pass-through financing obligation, net of current portion	64,167	54,441
Sale leaseback financing obligation, net of current portion	14,338	14,228
Deferred U.S. Treasury grants income, net of current portion	412,469	408,889
Other liabilities	193,439	186,426

Total liabilities	1,960,410	2,025,363

Redeemable noncontrolling interests in subsidiaries	44,709	82,581

Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	819,914	845,124
Accumulated deficit	(202,326)	(226,389)

Total stockholders’ equity	617,598	618,745
Noncontrolling interests in subsidiaries	186,817	201,253

Total equity	804,415	819,998

Total liabilities and equity	$2,809,534	$2,927,942

SolarCity Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended
(In Thousands Except per Share Amounts)	March 31, 2013	March 31, 2014
	(unaudited)	(unaudited)
Revenue:
Operating leases and solar energy systems incentives	$15,089	$29,072
Solar energy system sales	14,899	34,474

Total revenue	29,988	63,546
Cost of revenue:
Operating leases	5,752	15,979
Solar energy systems	16,707	32,782

Total cost of revenue	22,459	48,761

Gross profit	7,529	14,785

Operating expenses:
Sales and marketing	17,879	46,850
General and administrative	16,371	34,934

Total operating expenses	34,250	81,784

Loss from operations	(26,721)	(66,999)

Interest expense, net	6,319	7,979
Other expense, net	140	25

Loss before income taxes	(33,180)	(75,003)
Income tax provision	105	(215)

Net loss	(33,075)	(75,218)
Net income (loss) attributable to noncontrolling interests	7,842	(51,155)

Net income (loss) attributable to stockholders	$(40,917)	$(24,063)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.54)	$(0.26)
Diluted	$(0.54)	$(0.26)

Weighted average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	75,186,430	91,412,416
Diluted	75,186,430	91,412,416

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,	Three Months Ended March 31,
(In Thousands)	2013	2014
	(unaudited)	(unaudited)
Operating activities:
Net loss	$(33,075)	$(75,218)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on disposal of property, plant and equipment	18	626
Depreciation and amortization net of amortization of deferred U.S. Treasury grant income	7,270	18,989
Interest on lease pass-through financing obligation	3,871	1,392
Stock-based compensation	2,525	12,847
Deferred income taxes	3	4
Reduction in lease pass-through financing obligation	(5,482)	(10,282)
Changes in operating assets and liabilities:
Restricted cash	757	12,810
Accounts receivable	5,588	(2,860)
Rebates receivable	1,207	(3,269)
Inventories	9,756	5,181
Prepaid expenses and other current assets	(10,785)	(8,114)
Other assets	(624)	(564)
Accounts payable	(5,461)	(22,680)
Accrued and other liabilities	(8,286)	(7,377)
Customer deposits	440	(3,230)
Deferred revenue	33,786	58,437

Net cash provided by operating activities	1,508	(23,308)
Investing activities:

Payments for the cost of solar energy systems, leased and to be leased	(130,831)	(187,383)
Purchase of property and equipment	(2,355)	(4,741)
Acquisition of noncontrolling interests, net of cash acquired	—	(450)

Net cash used in investing activities	(133,186)	(192,574)

Financing activities:
Investment fund financings and bank borrowings:
Borrowings under long-term debt	15,435	100,541
Repayments of long-term debt	(9,729)	(50,960)
Repayments of borrowings under solar asset-backed notes	—	(671)
Payment of deferred purchase consideration	—	(957)
Repayments of sale-leaseback financing obligation	—	(103)
Proceeds from lease pass-through financing obligation	4,631	7,740
Repayment of lease pass-through financing obligation	—	(6,351)
Repayment of capital lease obligations	(833)	(382)
Proceeds from investment by noncontrolling interests in subsidiaries	74,578	113,393
Distributions paid to noncontrolling interest in a subsidiary	(43,786)	(9,273)
Proceeds from U.S. Treasury grants	58,082	243

Net cash provided by financing activities before equity issuances	98,378	153,220
Equity and convertible notes issuances:
Proceeds from exercise of stock options	514	5,133

Net cash provided by equity issuances	514	5,133

Net cash provided by financing activities	98,892	158,353

Net increase in cash and cash equivalents	(32,786)	(57,529)
Cash and cash equivalents, beginning of period	160,080	577,080

Cash and cash equivalents, end of period	$127,294	$519,551

Operating Activity Metrics:
	Q1 2013	Q4 2013	Q1 2014	Cumulative
MW Deployed	46	103	82	649
New Customers	11,867	10,763	17,664	110,662
Energy Contracts	10,442	10,759	17,344	100,609
Estimated Nominal Contracted Payments Remaining – $m				$2,501

Reconciliation from GAAP EPS to Non-GAAP EPS:
Three Months Ended March 31, 2014	$ in millions	Net Loss per Share	Diluted Weighted Avg. Common Shares Outstanding
			(in thousands)
GAAP Net Income Attributable to Stockholders	$(24,063)	$(0.26)	91,412
– GAAP Net Loss Attributable to Noncontrolling Interests	$(51,155)	$(0.56)	91,412
= Non-GAAP Net Loss Attributable to Noncontrolling Interests	$(75,218)	$(0.82)	91,412

Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses:
Three Months Ended March 31, 2014	$ in millions
GAAP Operating Expenses	$81.8
– Stock Compensation Expense	$12.0
– Amortization of Intangibles	$2.9

= Non-GAAP Operating Expenses	$66.9

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

“Backlog” represents the aggregate megawatt capacity of solar energy systems not yet deployed as of the date specified pursuant to Energy Contracts and contracts for solar energy system direct sales executed as of such date.

“Customers” includes all residential, commercial and government buildings where we have installed or contracted to install a solar energy system, or performed or contracted to perform an energy efficiency evaluation or other energy efficiency services.

“Energy Contracts” includes all residential, commercial and government leases and power purchase agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“MW Booked” represents the aggregate megawatt production capacity of solar energy systems pursuant to customer contracts signed (with no contingencies remaining) during the applicable period net of cancellations during the applicable period. This metric includes solar energy systems booked under Energy Contracts as well as for solar energy system direct sales.

“MW Deployed” represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as solar energy system direct sales.

“Nominal Contracted Payments Remaining” equals the estimated sum of cash payments obligated to be paid to us under our Energy Contracts over the remaining term of such contracts. This metric includes Energy Contracts for solar energy systems already deployed and in Backlog. As an example, if a customer is 2 years into her 20 year contract, then 18 years of contract payments remain. As an additional example, if a customer chose to pre-pay her Energy Contract, then it is included in estimated Nominal Contracted Payments Remaining only while it is in Backlog as the pre-payment has not been received. Payments for direct sales are not included.

“Retained Value” forecast represents the sum of both “Retained Value under Energy Contract” and “Retained Value Renewal.” Retained Value under Energy Contract represents the forecasted net present value of Nominal Contracted Payments Remaining and estimated performance-based incentives allocated to us, net of amounts we are obligated to distribute to our fund investors, upfront rebates, depreciation, renewable energy certificates, solar renewable energy certificates and estimated operations and maintenance, insurance, administrative and inverter replacement costs. This metric includes Energy Contracts for solar energy systems deployed and in Backlog. Retained Value Renewal represents the forecasted net present value of the payments SolarCity would receive upon Energy Contract renewal through a total term of 30 years, assuming all Energy Contracts are renewed at a rate equal to 90% of the contractual rate in effect at expiration of the initial term. This metric is net of estimated operations and maintenance, insurance, administrative and inverter replacement costs. This metric includes Energy Contracts for solar energy systems deployed and in Backlog.

“Retained Value per Watt” is computed by dividing cumulative retained value as of such date by the sum of total MWs deployed under Energy Contracts as of such date plus MWs booked under Energy Contracts as of such date but not yet deployed.

“Undeployed Tax Equity Financing Capacity” represents a forecast of the amount of MW that can be deployed based on committed available tax equity financing for Energy Contracts.

Investor Contact

Aaron Chew

investors@solarcity.com

650-963-5920